                         EXECUTIVE SEVERANCE AGREEMENT


                 This AGREEMENT, dated as of September 27, 1996 is entered into by and between Titanium Hearth Technologies, Inc., a Delaware corporation (the "Company") and William C. Acton ("Executive").

                              TERMS AND CONDITIONS

                 In consideration of the respective covenants and agreements of the parties contained in this Agreement, the parties agree as follows:

                 1. GENERAL. This Agreement is not an employment contract nor does it in any way alter the status of Executive as an at-will employee of the Company serving at the pleasure of the Company's Board of Directors. Executive's employment with the Company may be terminated without notice (except as required by section 2 hereof) at any time, for any reason by the Company or by Executive.

                 Executive shall be entitled to the severance benefits set forth in section 3 of this Agreement upon termination of Executive's employment by the Company unless such termination is for Cause (as defined below). Executive's termination of employment with the Company by virtue of death, disability (as defined below), or retirement shall not be considered as a termination of Executive by the Company. For purposes of this Agreement, "Cause" shall mean (i) Executive's conviction of any criminal violation involving dishonesty, fraud or breach of trust or any felony, or (ii) Executive's gross negligence or misconduct in the performance of his duties that materially and adversely affects the financial condition of the Company or could reasonably have a material and adverse effect on the Company or its business. The Executive shall be deemed to have a "disability" if, by reason of physical or mental incapacity, Executive becomes unable to perform his normal duties, and Executive shall be deemed to have a disability if Executive is absent from employment for more than 90 days in the aggregate (excluding infrequent and temporary absence due to ordinary transitory illness) during any 12-month period.

                 Executive shall be entitled to the severance benefits set forth in section 3 of this Agreement upon termination of Executive's employment with the Company by Executive only if such termination is for Good Reason. For purposes of this Agreement, Executive shall be deemed to have resigned for "Good Reason" if Executive resigns from employment with the Company within 90 days following the occurrence of any one of the following events without Executive's consent: (i) the assignment of Executive to any duties substantially inconsistent with his position, duties, responsibilities or status with the Company immediately prior to such assignment, or a substantial reduction of the duties or responsibilities, as compared with the duties or responsibilities immediately prior to such reduction; or (ii) a Substantial Reduction in Pay, which shall mean a substantial reduction by the Company in the amount of Executive's annual base salary as in effect as of the date
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of this Agreement or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all executives of the Company.

                 2. NOTICE OF CERTAIN TERMINATIONS. In the event that either (i) the Company shall terminate Executive for Cause or (ii) Executive shall resign for Good Reason, then any such termination shall be communicated by written notice to the other party. Any such notice shall specify (i) the effective date of termination (the "Termination Date"), which shall not be more than 30 days after the date the notice is delivered; and (ii) in reasonable detail the facts and circumstances underlying a determination that the termination is for Cause or for Good Reason, as the case may be. If within 15 days after any notice is given, the party receiving such notice notifies the other party in good faith that a good faith dispute exists concerning the characterization of the termination, the Termination Date shall be the date on which such dispute is finally resolved either by written agreement of the parties or by a final judicial determination. Notwithstanding the pendency of any such dispute, the Company shall continue Executive and his dependents as participants in all medical, dental and any other health insurance and similar benefit plans of the Company in which he or they were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Benefits provided under this section 2 are in addition to all other amounts due under this Agreement and shall not be offset against, or reduce any other amounts due under, this Agreement.

                 3. SEVERANCE BENEFITS. Subject to the conditions set forth in section 1, if Executive is terminated by the Company without Cause or if Executive resigns for Good Reason, within 15 days after the Termination Date, the Company shall pay to Executive (subject to any applicable payroll or other taxes required to be withheld) a lump sum amount equal to Executive's base salary as of the Termination Date for a period of 18 months, provided, however, that if the Termination Date occurs after the third anniversary of the effective date of this Agreement, such amount shall equal Executive's base salary as of the Termination Date for a period of 12 months, and provided further, that if Executive resigns for Good Reason following a Substantial Reduction in Pay, Executive's base salary for this purpose shall be such base salary prior to the Substantial Reduction in Pay. In addition, upon any termination of Executive's employment with the Company, the Company shall, within 15 days following the Termination Date, pay to Executive (subject to any applicable payroll or other taxes required to be withheld) an amount equal to
(i) accrued but unpaid salary through the Termination Date and (ii) unpaid salary with respect to any vacation days accrued but not taken as of the Termination Date.

                 Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. The payments provided in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer after the Termination Date, or otherwise.

                 4.       CONFIDENTIALITY AND PROPRIETARY RIGHTS.

                          (a)     Executive recognizes and acknowledges that
the trade secrets and proprietary information and procedures of the Company and its affiliates, as they may exist from time





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to time, are valuable, special and unique assets of the Company and its affiliates' business, access to and knowledge of which are essential to the performance of Executive's duties hereunder. Executive agrees to hold as the Company and its affiliates' property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company and its affiliates' business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company or any of its affiliates, at any time, to deliver the same to the Company or any of its affiliates.

                          (b)     Executive hereby agrees he will not at any
time during his employment or thereafter disclose to any third party (other than in the ordinary course of business of the Company or any of its affiliates) or use for the benefit of himself or any third party any Confidential Information (as such term is defined in section 4(d) below) without prior written authorization of the Company or one of its affiliates.

                          (c)     Executive hereby sells, transfers and assigns
to the Company all of his entire right, title and interest to the Proprietary Rights (as such term is defined in section 4(e) below) and agrees to promptly take all action and sign and deliver all instruments as the Company or any of its affiliates may require at any time hereafter: (i) to vest or perfect in the Company and its successors, assigns and nominees all right, title and interest in and to the Proprietary Rights; (ii) to assist the Company or any of its affiliates in filing or prosecuting any application for registration, in Executive's name, the Company's name, the name of any of its affiliates or any other name, in any country, for any patent, trademark, service mark, copyright, mask work or other registration on the Proprietary Rights, or any modification, reissue, division, continuation, revival or extension thereof; or (iii) in conducting any legal or administrative proceedings for securing, protecting or enforcing any of the foregoing or otherwise relating to the Proprietary Rights. Executive further agrees to disclose to the Company or any of its affiliates promptly all information, details and data pertaining to the Proprietary Rights to the extent such information, details or data are not presently known to the Company or any of its affiliates.

                          (d)     As used in this Agreement, "Confidential
Information" shall mean information which is not generally known to the public in the form available to Executive and which was or is used, developed or obtained by the Company or any of its affiliates relating to the business of the Company or any of its affiliates, or research and development, including, but not limited to, all client or customer lists, marketing strategies and techniques, trade secrets, engineering or other know-how or other information pertaining to the financial condition, business, research and development or prospects of the Company or any of its affiliates.

                          (e)     As used in this Agreement "Proprietary
Rights" shall mean any and all inventions, discoveries, research, engineering methods, systems, formulas, designs, mask works, copyrights, software, data, processes, products, projects, improvements and developments all whether or not published, confidential, protected or susceptible of protection by patent, trademark, service mark, copyright or other form of legal protection and whether or not any attempt has been made to secure such protection, which were made, conceived or reduced to practice at any time by Executive





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or by any other employee or consultant of the Company or any of its affiliates, or in whole or in part at the expense of, on the premises of, or with the assistance of the employees or consultants of, with the equipment or supplies or those of the employees or consultants of, the Company or any of its affiliates, and any and all other Confidential Information.

                 5.       NON-COMPETITION AND NON-SOLICITATION AGREEMENT.

                          (a)     In consideration of the Company's agreements
as set forth in this Agreement, as well as other agreements, Executive agrees that during his employment and for a period of two (2) years thereafter (provided, however, that such two year period shall be extended by any period during which Executive is in violation of this section 5), he will not in any way, directly or indirectly, except in the proper exercise of his employment pursuant to this Agreement:

                 (i) engage in, represent, furnish consultant services to, be employed by, or have any interest (whether as owner, principal, director, officer, partner, agent, consultant, stockholder, or otherwise) in any business that is engaged in designing, constructing, fabricating or operating a hearth melting furnace for the melting of
         (A) titanium or titanium alloys or (B) any other specialty metal in which the Company or any of its affiliates is actively doing business as of the Termination Date. Such restrictions shall apply in the specific geographic and customer markets served by the Company or any of its affiliates at any time during or upon termination of, Executive's employment (which shall include but not be limited to the United States). This section 5(a)(i) shall not prevent Executive from owning up to one percent (1%) of the outstanding stock of any publicly traded company which competes with the Company provided Executive does not participate in the business of such entity;

                 (ii) (A) solicit, offer employment to, otherwise attempt to hire, or assist in the hiring of any employee of the Company or any of its affiliates, (B) encourage, induce, assist, or assist others in inducing any such person to terminate his or her employment with the Company or any of its affiliates, or (C) in any way interfere with the relationship between the Company or any of its affiliates and their employees; or

                 (iii) (A) contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person's or entity's attempt to compete with the Company or any of its affiliates, in any business carried on by the Company or any of its affiliates during Executive's employment, any customers, suppliers or other business associates of the Company or any of its affiliates that were existing or identified prospective customers, suppliers or associates during Executive's employment, or (B) otherwise interfere in any way in the relationships between the Company or any of its affiliates and their customers, suppliers and business associates.

                          (b)     If Executive resigns prior to the third
anniversary of the Effective Date (as defined in section 17 of this Agreement) under circumstances in which Executive is not entitled to severance benefits pursuant to section 3 of this Agreement, then the Company will (unless the





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obligations of Executive under this section 5 have been waived by the Company)
pay to the Executive (subject to any applicable payroll or other taxes required to be withheld) an amount equal to Executive's base salary as of the Termination Date, payable in equal monthly installments of 1/24 of such base salary.

                          (c)     Executive agrees that this covenant is
reasonable with respect to its duration, geographic area and scope. It is the desire and intent of the parties that the provisions of this section 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this section 5 shall be adjudicated to be invalid or unenforceable, this section 5 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this section 5 in the particular jurisdiction in which such adjudication is made.

                 6. FURTHER ASSISTANCE. During Executive's employment by the Company and thereafter, Executive will not make any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage suppliers or customers of the Company or any of its affiliates or otherwise have a negative impact or adverse effect on the Company or any of its affiliates. Following Termination Date, Executive will provide assistance reasonably requested by the Company in connection with actions taken by Executive during Executive's employment by the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during Executive's employment by the Company.

                 7. COMPLETE AGREEMENT. This Agreement, those documents expressly referred to herein and other documents executed by the parties of even date embody the complete agreement between the parties in respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions herein shall be regarded as divisible, and if any of such provisions or any part thereof are declared invalid or unenforceable, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby. All rights of Executive and Executive's beneficiaries under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or payment of any amounts due hereunder. Neither Executive nor his beneficiaries shall have any interest in or rights against any specific assets of the Company, and Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of the Company.

                 8. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.





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                 9.       SUCCESSORS AND ASSIGNS.  This Agreement is intended
to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that in no event shall Executive's obligations under this Agreement be delegated or transferred by Executive, nor shall Executive's rights be subject to encumbrance or to the claims of Executive's creditors. This Agreement is for the sole benefit of the parties hereto and shall not create any rights in third parties other than the Company's affiliates.

                 10.      REMEDIES.        The Company will be entitled to
enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. Executive agrees and acknowledges that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. In the event that either party files an action against the other in any court to collect, enforce, protect or preserve its rights under this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from such other party of all reasonable costs and expenses, including attorneys' fees, which such prevailing party incurred in prosecuting or defending such action, as the case may be.

                 11. REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. Executive represents and warrants that he has full power and authority to enter into this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Executive, enforceable in accordance with its terms and conditions. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify of cancel or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other obligation or liability to which Executive is a party or by which he is bound or to which any of his assets is subject (including but not limited to employment, nondisclosure and confidentiality agreements) or (b) violate any statute, regulation, rule, judgment, order, decree or other restriction of any government, government agency or court to which Executive is subject.

                 12. CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Colorado.

                 13. MODIFICATIONS AND WAIVERS. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any term or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar terms or provisions at the time or at any prior or subsequent time.





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                 14.      HEADINGS.  The headings contained herein are solely
for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

                 15. NOTICES. Except as otherwise expressly set forth in this Agreement, all notices, requests and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly given if so given) in person, by cable, telegram, facsimile transmission, mailed by first class registered or certified mail, postage, prepaid or sent by overnight courier to the parties at the following addresses (or such other address as shall be furnished in writing by like notice, provided, however, that notice of change of address shall be effective only upon receipt):

                 Notices to Executive:
                 ---------------------

                 215 Welsh Pool Road
                 Lionville, Pennsylvania 19353

                 Notices to the Company:
                 -----------------------

                 1999 Broadway, Suite 4300
                 Denver, Colorado 80202
                 Attn.: General Counsel


                 16. EXPENSES. Each party will pay its own expenses in connection with this Agreement and the performance of the transactions and obligations contemplated by this Agreement.

                 17. EFFECTIVE DATE. This Agreement is entered into in anticipation of the acquisition, by the Company, of substantially all of the assets of Axel Johnson Metals, Inc. pursuant to an asset purchase agreement. The parties agree that this Agreement shall become effective upon the closing of such acquisition (the "Effective Date"), but shall be null and void and of no further effect if such acquisition does not close on or prior to December 31, 1996.






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                 IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed on the day and year first above written.


                                     EXECUTIVE



                                     /s/ William C. Acton
                                     -----------------------------------



                                     TITANIUM HEARTH TECHNOLOGIES, INC.



                                     By: /s/ Robert E. Musgraves
                                        --------------------------------
                                     Its: President
                                         -------------------------------





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